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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                       Commission File Number  333-92583-01
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                       Daimler Chrysler Auto Trust 2000-A
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            (Exact name of registrant as specified in its charter)

         1201 Market Street, Wilmington, Delaware 19801 (302) 428-3375
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                      6.76% Asset Backed Notes, Class A-2
                      7.09% Asset Backed Notes, Class A-3
                      7.23% Asset Backed Notes, Class A-4
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           (Title of each class of securities covered by this Form)

                                      None
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 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)



Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)    [ ]          Rule 12h-3(b)(1)(i)       [X]
        Rule 12g-4(a)(1)(ii)   [ ]          Rule 12h-3(b)(1)(ii)      [ ]
        Rule 12g-4(a)(2)(i)    [ ]          Rule 12h-3(b)(2)(i)       [ ]
        Rule 12g-4(a)(2)(ii)   [ ]          Rule 12h-3(b)(2)(ii)      [ ]
                                            Rule 15d-6                [ ]



Approximate number of holders of record as of the certification or notice date:

                6.76% Asset Backed Notes, Class A-2: 18 Holders
                7.09% Asset Backed Notes, Class A-3: 43 Holders
                7.23% Asset Backed Notes, Class A-4: 48 Holders
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Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: March 23, 2001                    By:  /s/ B.C. Babbish
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                                            Name and Title
                                            B.C. Babbish
                                            Assistant Secretary
                                            Chrysler Financial Company L.L.C.
                                             as Servicer






Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.